CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A, of our report dated February 11th, 2005, relating to the financial statements and financial highlights which appear in the December 31, 2004 Annual Report to Shareholders of the Hewitt Series Trust Money Market Fund and the Hewitt Series Trust Institutional Money Market Fund, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accountants” and “Financial Statements” in such Registration Statement.

PricewaterhouseCoopers LLP

San Francisco, California

February 23, 2005